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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Crown Media Holdings, Inc.



We consent to the incorporation by reference in the registration statement (No. 333-37588) on Form S-8 of Crown Media Holdings, Inc. of our report dated February 24, 2003 (except as to note 1 and 17, which is as of March 11, 2002), relating to the consolidated balance sheet of Crown Media Holdings, Inc. as of December 31, 2002, and the related consolidated statement of operations and comprehensive loss, stockholders' equity and cash flows for the year then ended, which report appears in the December 31, 2002, annual report on Form 10-K of Crown Media Holdings, Inc.


KPMG LLP

Denver, Colorado
March 28, 2003